news release

EXHIBIT 99.1
FOR RELEASE AT 5:30 AM PDT
APRIL 26, 2019

Chevron Reports First Quarter Net Income of $2.6 Billion

•	Upstream volumes up 7 percent from prior year

•	Enters agreement to acquire Anadarko Petroleum Corporation

San Ramon, Calif., April 26, 2019 – Chevron Corporation (NYSE: CVX) today reported earnings of $2.6 billion ($1.39 per share - diluted) for first quarter 2019, compared with $3.6 billion ($1.90 per share - diluted) in the first quarter of 2018. Foreign currency effects decreased earnings in the 2019 first quarter by $137 million.
Sales and other operating revenues in first quarter 2019 were $34 billion, compared to $36 billion in the year-ago period.
Earnings Summary

	Three Months Ended March 31
Millions of dollars	2019	2018
Earnings by business segment
Upstream	$3,123	$3,352
Downstream	252	728
All Other	(726)	(442)
Total (1)(2)	$2,649	$3,638
(1) Includes foreign currency effects	$(137)	$129
(2) Net income attributable to Chevron Corporation (See Attachment 1)
“Upstream production volumes were up 7 percent from a year ago, primarily in the Permian Basin and at Wheatstone in Australia. The company’s net oil-equivalent production exceeded 3 million barrels per day for the second quarter in a row. First quarter earnings declined from a year ago, largely due to lower crude oil prices and weaker downstream and chemicals margins,” said Michael Wirth, Chevron’s chairman of the board and chief executive officer.
“We continue to high-grade our portfolio,” Wirth added. “In the first quarter we sold our interests in the Rosebank field in the United Kingdom and the Frade field in Brazil. In early April we concluded the sale of our upstream interests in Denmark.”
Additionally, the company recently announced that it entered into a definitive agreement with Anadarko Petroleum Corporation to acquire all of its outstanding shares. Wirth commented, “The combination of Anadarko’s high-quality assets and people with Chevron’s portfolio strengthens our leading position in the Permian, builds greater deepwater Gulf of Mexico capabilities and will grow our LNG business. We believe this transaction will unlock significant value for shareholders.”

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UPSTREAM
Worldwide net oil-equivalent production was 3.04 million barrels per day in first quarter 2019, an increase of 7 percent from 2.85 million barrels per day from a year ago.

U.S. Upstream

	Three Months Ended March 31
Millions of dollars	2019	2018
Earnings	$748	$648
U.S. upstream operations earned $748 million in first quarter 2019, compared with $648 million a year earlier. The increase was primarily due to higher crude oil production partially offset by lower crude oil and natural gas realizations.
The company’s average sales price per barrel of crude oil and natural gas liquids was $48 in first quarter 2019, down from $56 a year earlier. The average sales price of natural gas was $1.64 per thousand cubic feet in first quarter 2019, down from $2.02 in last year’s first quarter.
Net oil-equivalent production of 884,000 barrels per day in first quarter 2019 was up 151,000 barrels per day from a year earlier. Production increases from shale and tight properties in the Permian Basin in Texas and New Mexico, and major capital projects and base business in the Gulf of Mexico, were partially offset by normal field declines and the impact of asset sales. The net liquids component of oil-equivalent production in first quarter 2019 increased 22 percent to 690,000 barrels per day, while net natural gas production increased 17 percent to 1.16 billion cubic feet per day.

International Upstream

	Three Months Ended March 31
Millions of dollars	2019	2018
Earnings*	$2,375	$2,704
*Includes foreign currency effects	$(168)	$120
International upstream operations earned $2.38 billion in first quarter 2019, compared with $2.70 billion a year ago. Foreign currency effects had an unfavorable impact on earnings of $288 million between periods, largely due to the valuation of the Venezuelan Bolivar. Higher natural gas sales volumes and prices were partially offset by lower crude oil prices.
The average sales price for crude oil and natural gas liquids in first quarter 2019 was $58 per barrel, down from $61 a year earlier. The average sales price of natural gas was $6.57 per thousand cubic feet in the quarter, compared with $5.85 in last year’s first quarter.
Net oil-equivalent production of 2.15 million barrels per day in first quarter 2019 was up 35,000 barrels per day from a year earlier. Production increases from major capital projects, including Wheatstone, base business, and shale and tight properties, were partially offset by normal field declines and production entitlement effects. The net liquids component of oil-equivalent production was relatively flat at 1.19 million barrels per day in the 2019 first quarter, while net natural gas production increased 4 percent to 5.81 billion cubic feet per day.

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DOWNSTREAM

U.S. Downstream

	Three Months Ended March 31
Millions of dollars	2019	2018
Earnings	$217	$442
U.S. downstream operations earned $217 million in first quarter 2019, compared with earnings of $442 million a year earlier. The decrease was primarily due to lower margins on refined product sales and lower earnings from the 50 percent-owned Chevron Philips Chemical Company LLC, partially offset by lower operating expenses due to the absence of a first quarter 2018 turnaround at the El Segundo, California refinery.
Refinery crude oil input in first quarter 2019 decreased 7 percent to 861,000 barrels per day from the year-ago period, primarily due to weather-related impacts at the El Segundo and Richmond, California refineries. Refined product sales of 1.19 million barrels per day were up 1 percent from first quarter 2018.

International Downstream

	Three Months Ended March 31
Millions of dollars	2019	2018
Earnings*	$35	$286
*Includes foreign currency effects	$31	$11
International downstream operations earned $35 million in first quarter 2019, compared with $286 million a year earlier. The decrease in earnings was largely due to lower margins on refined product sales. Foreign currency effects had a favorable impact on earnings of $20 million between periods.
Refinery crude oil input of 669,000 barrels per day in first quarter 2019 decreased
43,000 barrels per day from the year-ago period, mainly due to the sale of the company’s interest in the Cape Town Refinery in third quarter 2018.
Total refined product sales of 1.42 million barrels per day in first quarter 2019 were down 1 percent from the year-ago period.

ALL OTHER

	Three Months Ended March 31
Millions of dollars	2019	2018
Net Charges*	$(726)	$(442)
*Includes foreign currency effects	$0	$(2)
All Other consists of worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities and technology companies.
Net charges in first quarter 2019 were $726 million, compared with $442 million in the year-ago period. The change between periods was mainly due to higher corporate charges and higher interest expenses. Foreign currency effects had a favorable impact on earnings of $2 million between periods.

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CASH FLOW FROM OPERATIONS
Cash flow from operations in the first three months of 2019 was $5.1 billion, compared with $5.0 billion in the corresponding 2018 period. Excluding working capital effects, cash flow from operations in 2019 was $6.3 billion, compared with $7.1 billion in the corresponding 2018 period.

CAPITAL AND EXPLORATORY EXPENDITURES
Capital and exploratory expenditures in the first three months of 2019 were $4.7 billion, compared with $4.4 billion in the corresponding 2018 period. The amounts included $1.5 billion in 2019 and $1.3 billion in 2018 for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Expenditures for upstream represented 89 percent of the companywide total in 2019.

# # #
NOTICE
Chevron’s discussion of first quarter 2019 earnings with security analysts will take place on Friday, April 26, 2019, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s website at www.chevron.com under the “Investors” section. Additional financial and operating information and other complementary materials will be available under “Events and Presentations” in the “Investors” section on the Chevron website.

As used in this news release, the term “Chevron” and such terms as “the company,” “the corporation,” “our,” “we,” “us” and “its” may refer to Chevron Corporation, one or more of its consolidated subsidiaries, or to all of them taken as a whole. All of these terms are used for convenience only and are not intended as a precise description of any of the separate companies, each of which manages its own affairs.
CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This news release contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “positions,” “pursues,” “may,” “could,” “should,” “will,” “budgets,” “outlook,” “trends,” ”guidance,” “focus,” “on schedule,” “on track,” "is slated,” “goals,” “objectives,” “strategies,” “opportunities,” “poised” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Key factors that could cause actual results to differ materially from those projected in the forward-looking statements relating to Chevron’s announced acquisition of Anadarko include, among others, the ability to obtain the requisite Anadarko stockholder approval; uncertainties as to the timing to consummate the potential transaction; the risk that a condition to closing the potential transaction may not be satisfied; the risk that regulatory approvals are not obtained or are obtained subject to conditions that are not anticipated by the parties; the effects of disruption to Chevron’s or Anadarko’s respective businesses; the effects of industry, market, economic, political or regulatory conditions outside of Chevron’s or Anadarko’s control;

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transaction costs; Chevron’s ability to achieve the benefits from the proposed transaction, including the anticipated annual operating cost and capital synergies; Chevron’s ability to promptly, efficiently and effectively integrate acquired operations into its own operations; unknown liabilities; and the diversion of management time on transaction-related issues. Other important factors that could cause actual results to differ materially from those in the forward-looking statements are, among others, changing crude oil and natural gas prices; changing refining, marketing and chemicals margins; the company's ability to realize anticipated cost savings and expenditure reductions; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of the company's suppliers, vendors, partners and equity affiliates, particularly during extended periods of low prices for crude oil and natural gas; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s operations due to war, accidents, political events, civil unrest, severe weather, cyber threats and terrorist acts, crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries, or other natural or human causes beyond the company’s control; changing economic, regulatory and political environments in the various countries in which the company operates; general domestic and international economic and political conditions; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant operational, investment or product changes required by existing or future environmental statutes and regulations, including international agreements and national or regional legislation and regulatory measures to limit or reduce greenhouse gas emissions; the potential liability resulting from other pending or future litigation; the company’s future acquisition or disposition of assets or shares or the delay or failure of such transactions to close based on required closing conditions; the potential for gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, tariffs, sanctions, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; material reductions in corporate liquidity and access to debt markets; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; the company's ability to identify and mitigate the risks and hazards inherent in operating in the global energy industry; and the factors set forth under the heading “Risk Factors” on pages 18 through 21 of the company’s 2018 Annual Report on Form 10-K. Other unpredictable or unknown factors not discussed in this news release could also have material adverse effects on forward-looking statements.

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 1
(Millions of Dollars, Except Per-Share Amounts)
(unaudited)

CONSOLIDATED STATEMENT OF INCOME
	Three Months Ended March 31
REVENUES AND OTHER INCOME	2019	2018

Sales and other operating revenues	$34,189	$35,968
Income from equity affiliates	1,062	1,637
Other income	(51)	159
Total Revenues and Other Income	35,200	37,764
COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	19,703	21,233
Operating expenses *	5,971	5,508
Exploration expenses	189	158
Depreciation, depletion and amortization	4,094	4,289
Taxes other than on income	1,061	1,344
Interest and debt expense	225	159
Total Costs and Other Deductions	31,243	32,691
Income Before Income Tax Expense	3,957	5,073
Income tax expense	1,315	1,414
Net Income	2,642	3,659
Less: Net (loss) income attributable to noncontrolling interests	(7)	21
NET INCOME ATTRIBUTABLE TO CHEVRON CORPORATION	$2,649	$3,638

PER-SHARE OF COMMON STOCK
Net Income Attributable to Chevron Corporation
- Basic	$1.40	$1.92
- Diluted	$1.39	$1.90

Weighted Average Number of Shares Outstanding (000's)
- Basic	1,888,002	1,895,990
- Diluted	1,900,748	1,913,218

* Includes operating expense, selling, general and administrative expense, and other components of net periodic benefit costs

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 2
(Millions of Dollars)
(unaudited)

EARNINGS BY MAJOR OPERATING AREA	Three Months Ended March 31
	2019	2018
Upstream
United States	$748	$648
International	2,375	2,704
Total Upstream	3,123	3,352
Downstream
United States	217	442
International	35	286
Total Downstream	252	728
All Other (1)	(726)	(442)
Total (2)	$2,649	$3,638

SELECTED BALANCE SHEET ACCOUNT DATA (Preliminary)	Mar. 31, 2019	Dec. 31, 2018
Cash and Cash Equivalents	$8,699	$9,342
Time Deposits	$—	$950
Marketable Securities	$56	$53
Total Assets	$256,809	$253,863
Total Debt	$33,087	$34,459
Total Chevron Corporation Stockholders' Equity	$155,045	$154,554

	Three Months Ended March 31
CAPITAL AND EXPLORATORY EXPENDITURES (3)	2019	2018
United States
Upstream	$1,871	$1,576
Downstream	383	399
Other	79	36
Total United States	2,333	2,011
International
Upstream	2,321	2,313
Downstream	77	81
Other	3	—
Total International	2,401	2,394
Worldwide	$4,734	$4,405
(1) Includes worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, and technology companies.
(2) Net Income Attributable to Chevron Corporation (See Attachment 1).
(3) Includes interest in affiliates:
United States	$90	$108
International	1,442	1,187
Total	$1,532	$1,295

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 3
(Billions of Dollars)
(unaudited)

SUMMARIZED STATEMENT OF CASH FLOWS (Preliminary)
	Three Months Ended March 31
OPERATING ACTIVITIES	2019	2018
Net Income	$2.6	$3.7
Adjustments
Depreciation, depletion and amortization	4.1	4.3
Distributions less than income from equity affiliates	(0.5)	(1.0)
Loss (gain) on asset retirements and sales	0.1	—
Deferred income tax provision	0.1	0.4
Net decrease (increase) in operating working capital	(1.2)	(2.1)
Other operating activity	(0.1)	(0.3)
Net Cash Provided by Operating Activities	$5.1	$5.0
INVESTING ACTIVITIES
Capital expenditures	(3.0)	(3.0)
Proceeds and deposits related to asset sales and returns of investment	0.3	0.1
Other investing activity(1)	0.7	—
Net Cash Used for Investing Activities	$(2.0)	$(2.9)
FINANCING ACTIVITIES
Net change in debt	(1.6)	1.0
Cash dividends — common stock	(2.2)	(2.1)
Other financing activity	—	0.5
Net Cash Used for Financing Activities	$(3.8)	$(0.6)

EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	—	—
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH (2)	$(0.8)	$1.6
(1) Primarily net maturities of time deposits.
(2) May not match sum of parts due to presentation in billions.

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 4
(unaudited)

OPERATING STATISTICS (1)	Three Months Ended March 31
NET LIQUIDS PRODUCTION (MB/D): (2)	2019	2018
United States	690	567
International	1,185	1,186
Worldwide	1,875	1,753
NET NATURAL GAS PRODUCTION (MMCF/D): (3)
United States	1,162	993
International	5,813	5,600
Worldwide	6,975	6,593
TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	884	733
International	2,154	2,119
Worldwide	3,038	2,852
SALES OF NATURAL GAS (MMCF/D):
United States	4,255	3,408
International	5,836	5,475
Worldwide	10,091	8,883
SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	201	155
International	112	95
Worldwide	313	250
SALES OF REFINED PRODUCTS (MB/D):
United States	1,191	1,185
International (5)	1,415	1,436
Worldwide	2,606	2,621
REFINERY INPUT (MB/D):
United States	861	930
International	669	712
Worldwide	1,530	1,642

(1) Includes interest in affiliates.
(2) Includes net production of synthetic oil:
Canada	50	55
Venezuela Affiliate	23	24
(3) Includes natural gas consumed in operations (MMCF/D):
United States	38	37
International	607	572
(4)    Oil-equivalent production is the sum of net liquids production, net natural gas production and synthetic production. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(5) Includes share of affiliate sales (MB/D):	391	361